Exhibit 99.2
Q1 2021 NORDSTROM EARNINGS CALL — PREPARED REMARKS

MICHAEL MAHER

Good afternoon and thank you for joining us. Today's earnings call will last 45 minutes and will include approximately 30 minutes for your questions.
Before we begin, I want to mention that we'll be referring to slides, which can be viewed in the Investor Relations section on nordstrom.com. Our discussion may include forward-looking statements, so please refer to the slides with our safe harbor language.
Participating in today's call are Erik Nordstrom, Chief Executive Officer; and Anne Bramman, Chief Financial Officer, who will provide a business update and discuss the company's first quarter performance. Joining during the Q&A session will be Pete Nordstrom, President of Nordstrom, Inc. and Chief Brand Officer.
And now, I’ll turn the call over to Erik.

ERIK NORDSTROM

Good afternoon and thank you for joining us today. We’re pleased with our results in the first quarter, which were marked by improving sales momentum and continued progress in our transformation as we work to unlock the full potential of our digital-first platform. As demand continues to recover, our unique product offering and connection to our customers place us in a strong position to capitalize on this opportunity and we are confident in our ability to capture market share and drive profitable growth as consumers resume activities, including social events, travel and return-to-work.
Our top-line trends increased sequentially for the third quarter in a row, with improvements in both Nordstrom and Nordstrom Rack, supported by recovery in stores as COVID restrictions were lifted, and continued growth in digital. Sales trends reflected broad-based improvement across businesses, regions and merchandise categories, both in-store and online. Stores in markets that have opened up earlier outperformed other markets by 7 to 10 percentage points, giving us increasing optimism about the pace of recovery as we look to the remainder of the year. Our performance in the quarter reflects solid execution toward the growth priorities we laid out at our investor day in February: Win in our most important markets, broaden the reach of Nordstrom Rack and increase our digital velocity.
Starting with our priority to win in our most important markets, our market strategy helps us engage with customers through better service and greater access to product, no matter how they choose to shop. We successfully expanded the rollout to 10 new markets including Atlanta, Houston, Detroit, and Minneapolis, over the last three months.
Market Strategy is now in place in all of our top 20 markets, bringing an unmatched level of convenience and connection to customers who make up about 75 percent of our sales.
We continued to scale the enhanced capabilities we launched in 2020, like the expansion of order pick-up and ship-to-store to all Nordstrom Rack stores, with order pickup more than doubling compared to the first quarter of 2019. In addition, nearly one-third of next day order pickup volume for Nordstrom.com in our top 20 markets was picked up at Rack stores since launch, as we continue to integrate our capabilities across our two powerful brands.
We also continued to evolve our approach to get closer to our customers than ever before. This quarter, we made significant progress expanding our personalized styling programs, with new tools deployed in the first quarter to allow our salespeople to offer our customers highly-relevant recommendations both in store and digitally. More than 50 percent of our salespeople are now utilizing these remote styling tools, a 10 percentage point increase compared to just a quarter ago. We also introduced new Livestream Shopping events, featuring some of our best brands. We delivered significant growth from these initiatives in the quarter and are on pace to meet our milestones for the year.
Our second growth priority is on broadening the reach of Nordstrom Rack.
In the quarter, total Rack sales declined 13 percent compared to 2019, a 10-percentage point sequential improvement from the fourth quarter.
Importantly, the merchandise repositioning across price, hybrid and brand doors is progressing, in spite of some challenges managing slower than anticipated inbound inventory flow.

We remain in the early innings in these initiatives, and our progress is encouraging. Increased customer choice of price-oriented offerings in Kids, Home and Active supported a 37 percent increase in sales compared to 2019 in these categories.
With respect to our priority to increase our digital velocity, we maintained strong growth at Nordstrom.com and nordstromrack.com in the first quarter, even as store traffic and sales rebounded with increased mobility. Digital sales increased 23 percent over last year and 28 percent over the first quarter of 2019. With continued growth in digital, our total penetration has increased by 15 percentage points over the past two years, to 46 percent.
Our Nordstrom and Nordstrom Rack apps continue to be powerful drivers of customer engagement. During the quarter we generated over a million downloads of our apps, a more than 50 percent increase over the first quarter of 2019. Mobile customers including app users represented approximately 75 percent of total digital traffic and two-thirds of total digital sales for the quarter.
Looking ahead, we continue to enhance our digital capabilities to improve the customer experience across the shopping journey.
One of the key opportunities we see is to offer our customers more choices, with plans to increase choice count to approximately 1.5 million over the next several years. This quarter, we saw ramping benefits from this initiative, with choice count increasing approximately 20 percent versus 2019, primarily driven by an expanded dropship assortment in both our core categories and in-demand categories like Home, Active and Kids. This allowed us to drive strong sales growth in our digital business without a corresponding increase in our inventory investment. We’ve also seen continued strong improvement in conversion, which was up more than 15 percent compared to 2019.
We continue to deliver exciting product for our customers with some of the brands that matter the most to them, through launches like our pop-in with Skims and New Concepts shop featuring Fear of God.
As we look ahead to the second quarter, we believe that our Anniversary Sale will be well-timed to benefit from customers’ increasing confidence and return to pre-pandemic activities.

The event will also mark a significant step forward in the transformation of our approach to getting “closer to you.” Our goal is to have an event that rewards and engages our best customers, with a superior shopping experience.
We are building on last year’s launch of a digital catalog with personalized editorial content and product recommendations, while adding new virtual and in-store events.
We will also significantly increase selection for Anniversary this year, with total customer choices up double-digits compared to 2019, supported by an expansion of alternative partnership models with our vendors. To ensure that we are best positioned to support our Anniversary sale, we are also working with our vendors to accelerate product receipts, which Anne will talk about shortly.
Overall, we are very excited about our offering and our approach to Anniversary, which remains an important opportunity for us to provide a one-of-a-kind experience for our loyalty customers while introducing new customers to Nordstrom.
In closing, coming out of the first quarter, our focus on accelerating our strategic priorities to serve customers in new and differentiated ways is gaining momentum. We are in a stronger position than ever to capitalize on our market share opportunity as customer demand recovers. We're confident in our direction and look forward to sharing our continued progress in the quarters ahead.
With that, I'll turn it over to Anne to discuss our financial results in greater detail.

ANNE BRAMMAN
Thanks Erik.
Our first quarter results represented a strong start to the year, with sequential improvement in sales trends that has continued into the beginning of the second quarter, strengthening of our inventory position, and continued progress restoring our balance sheet. Our performance in the first quarter leaves us increasingly confident in our ability to deliver on our financial targets for the year despite cost headwinds.

Total sales were down 13 percent in the first quarter compared to the same period in fiscal 2019, representing a sequential improvement of 7 percentage points from the fourth quarter.
Sales trends reflected broad based improvement across both Nordstrom and Nordstrom Rack, with Nordstrom sales improving 6 percentage points sequentially, and Nordstrom Rack sales improving 10 percentage points sequentially. Demand recovery benefited from increased vaccinations, lifting of COVID restrictions in many of our markets and government stimulus payments. Encouragingly, pent-up demand also accelerated throughout the quarter as back-to-normal activities are resuming, including social events, travel and return-to-office. These activities are driving accelerating momentum in some of our biggest categories.
We continue to satisfy our customers' desire for online shopping experiences, delivering solid growth in digital even as our store traffic and sales continue to recover. Our digital business grew 23 percent year over year, and 28 percent compared with the same period in fiscal 2019, as we continued to benefit from our efforts to unlock the full potential of our digital-first platform.
From a merchandise perspective, we saw broad-based improvement across our product offering.
We continued to see strength in categories that led during COVID-19, particularly active and home, where our sales are up 58 percent compared to 2019 levels and our penetration has increased by 5 percentage points since the start of the pandemic.
We saw customers responding well to designer brands, spring classifications like sunglasses, swim, shorts and dresses, as well as recovery categories like denim, dresswear, makeup and handbags. Taken as a group these recovery categories returned to growth compared to 2019 in March and April, with strength continuing early into the second quarter.
Our sales performance was supported by improvements in inventory flow, allowing us to exit the quarter with inventory decreasing 2 percent compared with the same period in fiscal 2019, versus a 13 percent decrease in sales.
This includes approximately $120 million of spring and summer in-season inventory that was pulled forward into the first quarter, a roughly 7 percentage point impact, as we made the decision to accelerate vendor shipments to support sales trends and mitigate potential supply chain backlogs in the second quarter.

This reflects significant progress addressing seasonal and underperforming category inventory from the fourth quarter at both Nordstrom and Nordstrom Rack. At Nordstrom Rack, our sales outpaced inventory growth for the first time since the start of the pandemic.
Across both Nordstrom and Nordstrom Rack, our inventory is current and well-positioned in key categories as we prepare for the Anniversary Sale.
Our teams are operating with continued agility and flexibility in what remains a challenging supply chain environment, ensuring we can appropriately distort inventories into high-demand categories and provide our customers with the exceptional product assortment they expect from us.
Looking ahead, the company is balancing inventory levels with sales while managing receipt flows to mitigate potential supply chain disruption as the year progresses.
Gross profit, as a percentage of net sales, decreased 260 basis points compared with the same period in fiscal 2019, primarily due to deleverage on lower sales, and lower merchandise margins as we took action to reduce elevated inventories coming into the quarter, partially offset by permanent reductions in buying and occupancy costs.
While COVID-19 related demand impacts are clearly moderating, the underlying cost environment remains volatile, with elevated labor and shipping costs as well as apparel industry supply constraints, creating continued pressure.
Total SG&A as a percentage of net sales increased 280 basis points compared to the same period in fiscal 2019. Freight and labor challenges were partially offset by continued benefit from the permanent reductions in overhead expense of approximately 15 percent.
We continue to make progress restoring our balance sheet, closing $675 million in senior unsecured notes during the quarter at highly favorable interest rates between 2.3 and 4.25 percent.
Proceeds were used to redeem in full the $600 million outstanding 8.75 percent secured notes, which were issued in April 2020 during the onset of the COVID-19 pandemic.
This allowed us to return our bond portfolio to being entirely unsecured, fully unencumbering the real estate used to secure the prior notes.

The transaction also reduces our annualized interest expense by approximately $30 million, while creating additional flexibility for continued debt pay down with a par-call feature beginning in April 2022.
Based on our first quarter results, we continue to expect to deliver revenue growth of more than 25 percent in 2021, with digital representing approximately 50 percent of sales. Digital penetration is expected to vary over the course of the year depending on the pace of store recovery.
We are responding with speed to manage external cost pressures and remain on track to deliver on our guidance for breakeven EBIT in the first half, and 3 percent operating margin for the full year. And we continue to see a path to an operating margin of approximately 3.5 percent, depending on how the demand recovery and cost headwinds play out.
Our income tax rate is expected to be around 27 percent for the year.
From a capital allocation perspective, we're planning CapEx at normalized levels of 3 to 4 percent of sales, primarily to support investments in technology and supply chain capabilities.
We continue to expect to reduce our leverage ratio to approximately 3 times and to be in a position to return cash to shareholders by the end of the year.
Overall, we have seen strong customer response to our initiatives to evolve our operating model, positioning us well to drive market share gains while improving profitability, returns and cash flow generation.
While there is still considerable uncertainty with respect to COVID-19, we remain confident in our ability to deliver on our targets for 2021 and generate profitable sales growth as demand recovers.
I'd like to now turn it over to Michael for Q&A.